Exhibit 99.10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 (File No. 333-201920) of our report dated April 27, 2015, relating to the statutory financial statements and financial statement schedules of Protective Life and Annuity Insurance Company (prepared using accounting practices prescribed or permitted by the Insurance Department of the State of Alabama), which appears in such Registration Statement.  We also consent to the use in this Registration Statement on Form N-4 (File No. 333-201920) of our report dated April 24, 2015, relating to the financial statements of Variable Annuity Account A of Protective Life, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

June 19, 2015